Exhibit 10.1

ENCORE CAPITAL GROUP, INC.
PERFORMANCE STOCK GRANT NOTICE - EXECUTIVE
(RELATIVE TOTAL SHAREHOLDER RETURN)
(2013 INCENTIVE COMPENSATION PLAN)
Encore Capital Group, Inc. (the “Company”), pursuant to its 2013 Incentive Compensation Plan (as amended, the “2013 Plan”), hereby awards to Participant a Performance Stock Award for the number of shares of the Company’s Common Stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Performance Stock Agreement and the 2013 Plan, which are attached hereto as Attachments I and II, respectively, and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the 2013 Plan or the Performance Stock Agreement. In the event of any conflict between the terms in the Award and the 2013 Plan, the terms of the 2013 Plan shall control.

Participant:
Date of Grant:
Vesting Date:	[Third anniversary of the Date of Grant]
Number of Shares Subject to Award:	Threshold: 1/2 number of Target shares
Target: [TOTAL SHARES GRANTED]
Maximum: 2x number of Target shares
Consideration:	Participant’s Services
Vesting Schedule:
The shares subject to the Award will vest, if at all, based upon achievement of the Total Shareholder Return goals as set forth in detail in the Performance Stock Agreement. In addition, the vesting of the shares may accelerate in the sole discretion of the Committee and upon certain events described in the Performance Stock Agreement. Notwithstanding the foregoing, but except as otherwise provided in the Performance Stock Agreement, vesting shall terminate upon the Participant’s termination of Continuous Service.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Performance Stock Grant Notice, the Performance Stock Agreement and the 2013 Plan. Participant further acknowledges that as of the Date of Grant, this Performance Stock Grant Notice, the Performance Stock Agreement and the 2013 Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject.
Participant further agrees that the Company may deliver by e-mail all documents relating to the 2013 Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify Participant by e-mail.

ENCORE CAPITAL GROUP, INC.:	PARTICIPANT:
___________________________________	___________________________________________
Kenneth A. Vecchione	[FIRST NAME] [LAST NAME]
Title: President and Chief Executive Officer	Date: ________________________________________
Date:

ATTACHMENT:	Performance Stock Agreement
2013 Incentive Compensation Plan

ATTACHMENT I
ENCORE CAPITAL GROUP, INC.
2013 INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK AGREEMENT - EXECUTIVE
(RELATIVE TOTAL SHAREHOLDER RETURN)
Pursuant to the Performance Stock Grant Notice (“Grant Notice”) and this Performance Stock Agreement and in consideration of your services, Encore Capital Group, Inc. (the “Company”) has awarded you a performance stock award (the “Award”) under its 2013 Incentive Compensation Plan (as amended, the “2013 Plan”) for the number of shares of the Company’s Common Stock as indicated in the Grant Notice. Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. Defined terms not explicitly defined in this Performance Stock Agreement shall have the same meanings given to them in the 2013 Plan. In the event of any conflict between the terms in this Performance Stock Agreement and the 2013 Plan, the terms of the 2013 Plan shall control.
In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree that the details of your Award are as follows:
1.VESTING BASED ON ACHIEVEMENT OF TOTAL SHAREHOLDER RETURN GOALS.
(a)    In General. Subject to the limitations contained herein, vesting of this Award will be based on the Company’s percentile rank of total shareholder return, as described more fully in Section 1(c) (“TSR”), among a group of comparator companies, as described more fully in Section 1(b) (the “Comparison Group”). The percentages of shares subject to this Award that will vest upon attainment of specified levels of TSR (the “TSR Goals”) are set forth on Exhibit A attached to this Performance Stock Agreement. Actual performance against the TSR Goals will be measured over the period beginning on the Date of Grant set forth in the Grant Notice for this Award and ending on the Vesting Date set forth in the Grant Notice for this Award (the “Performance Period”), provided that (i) actual performance against the TSR Goals must be certified in writing by the Committee in order for any portion of this Award to vest, and (ii) if the Company’s TSR is negative during the Performance Period, then the maximum number of shares that the Committee will certify as eligible to vest will be the “Target” number of shares set forth in the Grant Notice for this Award. On or as soon as administratively practicable following the end of the Performance Period (and in all events not later than two and one-half (2½) months after the end of the Performance Period, the Committee will certify the results of the TSR Goals (the date of such certification, the “Certification Date”) and will determine the number of shares, if any, that will vest based on achievement of the TSR Goals. Any portion of this Award that is eligible to vest based on the Committee’s certification will vest on the Vesting Date, and any portion of this Award that is not eligible to vest based on the Committee’s certification will terminate on the Certification Date.

The Company shall distribute such vested shares, if any, to the Participant within 10 days of the Committee’s written certification, either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion. Notwithstanding the foregoing, Sections 1(d) through 1(f) provide certain circumstances in which (A) vesting may cease and you will forfeit this Award or (B) you may vest in this Award before the Vesting Date. If any of Sections 1(d) through 1(f) apply, then any portion of the Award that does not vest pursuant to those sections will terminate and you will have no right to receive shares of Common Stock that are not vested.
(b)    Definitions. For purposes of this Performance Stock Agreement, the following definitions will apply:
(i)    “Beginning Price” means, with respect to the Company and any other Member Company (as defined below), the average of the closing market prices of each such company’s common stock on the principal exchange on which such stock is traded for the 30 consecutive trading days beginning on the Date of Grant set forth in the Grant Notice for this Award. For the purpose of determining the Beginning Price for any Member Company, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of such company’s common stock at the closing market price on the date of distribution.
(ii)    The “Comparison Group” will be the companies listed on Exhibit B (each, together with the Company, a “Member Company”); provided, however, that a Member Company will be removed from the Comparison Group if, during the Performance Period, it is acquired or otherwise ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market (unless such cessation of such listing is due to any of the circumstances in clauses (i) through (iv) of Section 1(c), in which case the provisions of Section 1(c) will apply).
(iii)    “Ending Price” means, with respect to the Company and any other Member Company, the average of the closing market prices of each such company’s common stock on the principal exchange on which such stock is traded for the 30 consecutive trading days ending on the last trading day of the Performance Period. For the purpose of determining the Ending Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of such company’s stock at the closing market price on the date of distribution.
(iv)    Except as modified in Section 1(d), “TSR” shall be determined with respect to the Company and any other Member Company by dividing (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (ii) all dividends and other distributions during the Performance Period by (b) the applicable Beginning Price; provided, however, that TSR for a Member Company will be deemed to be negative one hundred percent (-100%) if the Member Company (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) otherwise becomes insolvent or ceases to conduct substantial business operations. Any non-cash distributions shall be valued at fair market value. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.
(c)    Equitable Adjustments. With respect to the computation of TSR, Beginning Price, and Ending Price, the Committee shall be authorized to make an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the Award and to mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the Performance Period (or during the applicable 30-day period in determining Beginning Price or Ending Price, as the case may be).
(d)    Change in Control. In the event of a Change in Control (as defined in Section 1(f)(ii)) before the Vesting Date set forth in the Grant Notice for this Award, the level of achievement of the TSR Goals will be determined as of the effective date of the Change in Control based on the Comparison Group as constituted on such date (the “CIC Achievement Level”), provided that the Company’s ending stock price will be the sale price of the Common Stock in the Change in Control and the ending stock price of the other Member Companies will be the average price of a share of common stock of a Member Company over the 30 trading days ending on the effective date of the Change in Control, in each case adjusted for changes in capital structure. This Award will then vest on the Vesting Date based on the CIC Achievement Level, provided that, subject to Section 1(f), you remain in Continuous Service (as defined in Section 1(e)) through the Vesting Date. Shares will be distributed as soon as reasonably practicable after the Vesting Date. For avoidance of doubt, this provision is intended to result in you earning the number of shares corresponding to the CIC Achievement Level, provided that (subject to Section 1(f)) you remain in Continuous Service through the Vesting Date following a Change in Control. In the event of the termination of your Continuous Service before the Vesting Date, the applicable provisions of Sections 1(e) or 1(f) will govern.
(e)    Vesting Contingent Upon Continuous Service. Except as set forth in Section 1(f), your Award will vest in accordance with this Section 1 only if you remain in Continuous Service (as defined below) as of the Vesting Date. Except as set forth in Section 1(f), if your Continuous Service ceases before the Vesting Date then vesting will cease, this Award will terminate as to all of the shares, and you will have no right or claim to anything under this Award. For purposes of this Award, “Continuous Service” means that your service with the Company or an Affiliate (as defined below), whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which you render such service shall not terminate your Continuous Service, provided that there is no interruption or termination of your service with the Company or an Affiliate. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or its compensation committee or any officer designated by the Board or its compensation committee, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to you, or as otherwise required by law. For purposes of this Performance Stock Agreement, “Affiliate” means: (i) any Subsidiary; and (ii) any other entity in which the Company has an equity interest or significant business relationship and which has been designated as an “Affiliate” by the Committee for purposes of the 2013 Plan.
(f)    Vesting Acceleration. Notwithstanding the provisions of Section 1(e), in the event (i) of the termination of your Continuous Service to the Company as a result of your death or disability, or (ii) your employment is terminated without Cause (as defined below) or you resign your employment for Good Reason (as defined below) in connection with a Change of Control or within 12 months after a Change of Control, then the Award shall be deemed to be fully (100%) vested and eligible for settlement as of immediately prior to your death or disability or as of your termination of employment without Cause or for Good Reason as a result of or following a Change of Control or, in the case of the failure to assume or replace this Award, as of the date of closing of the Change of Control. The consummation of a Change of Control transaction in itself shall not be deemed a termination of employment entitling you to vesting acceleration hereunder even if such event results your being employed by a different entity.
(i)    For purposes of this Performance Stock Agreement, “Cause” is defined as (i) your failure to adhere to any written policy of the Company that is legal and generally applicable to employees of the Company; (ii) your failure to substantially perform your duties, which failure amounts to a repeated and consistent neglect of your duties; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment; (vi) conduct materially injurious to the Company’s reputation or business; or (vii) willful misconduct.
(ii)    For purposes of this Performance Stock Agreement, “Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”); (ii) the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof) becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; or (iv) the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s Voting Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.
(iii)    For purposes of this Performance Stock Agreement, “Good Reason” is defined as any of the following reasons: (i) a material reduction in your base compensation; (ii) a material reduction in your authority, duties or responsibilities; (iii) a material reduction in the authority, duties or responsibilities of the person to whom you report; (iv) a material reduction in the budget over which you retain authority; or (v) a material change in the location at which you provide services for the Company (which is defined as any relocation by the Company of your employment to a location that is more than 35 miles from your present office location and is more than 35 miles from your primary residence at the time of such relocation, without your consent). To be eligible to receive the benefits set forth in this Section, (x) you must provide written notice of the “Good Reason” condition to the Company within 90 days after the initial existence of such condition, (y) the Company must not have cured such condition within 30 days of receipt of your written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you resign from employment within 12 months following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
2.    NUMBER OF SHARES. The number of shares subject to your Award will be determined by the achievement of the performance goals as set forth in the Grant Notice and Section 1. In addition, the number of shares subject to your Award may be adjusted from time to time to reflect capitalization adjustments, as provided in the 2013 Plan.
3.    SECURITIES LAW COMPLIANCE. You may not be issued any shares under your Award unless the shares are either: (i) then registered under the Securities Act of 1933, as amended; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act of 1933, as amended. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
4.    LIMITATIONS ON TRANSFER. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to the Award until the shares are vested in accordance with this Performance Stock Agreement. After the shares have vested and applicable tax withholding conditions have been satisfied, the shares will be issued to you and you will be free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein and applicable securities laws.
5.    RIGHTS AS A STOCKHOLDER; DIVIDEND EQUIVALENT RIGHTS. Except as set forth in the remainder of this Section 5, you shall have no voting or other rights as a stockholder with respect to the shares of Common Stock underlying the Award until such shares of Common Stock have been issued to you. Notwithstanding the preceding sentence, however, you shall be entitled to receive payments equal to any cash dividends and other distributions paid with respect to the shares covered by your Award, provided that such distributions shall be converted into additional shares covered by the Award. If such distributions are paid in cash, you shall be credited with additional shares covered by the Award in an amount equal to (i) the amount of the dividends or other distributions paid on that number of shares equal to the aggregate number of shares covered by the Award as of that date divided by (ii) the Fair Market Value of a share as of such date. The additional shares credited as dividend equivalents shall be subject to the same vesting and forfeiture restrictions as the shares covered by the Award with respect to which they relate.
6.    RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.
7.    AWARD NOT A SERVICE CONTRACT.
(a)    Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Performance Stock Agreement (including, but not limited to, the vesting of your Award pursuant to the terms set forth in the Grant Notice and Section 1), the 2013 Plan or any covenant of good faith and fair dealing that may be found implicit in this Performance Stock Agreement or the 2013 Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Performance Stock Agreement or the 2013 Plan unless such right or benefit has specifically accrued under the terms of this Performance Stock Agreement or 2013 Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.
(b)    By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the terms set forth in the Grant Notice and Section 1 is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Performance Stock Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Performance Stock Agreement, the 2013 Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Performance Stock Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your Continuous Service at any time, with or without cause and with or without notice.
8.    WITHHOLDING OBLIGATIONS.
(a)    On or before vesting of the shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and/or any other amounts payable to you, provided that any such withholding will not be in excess of the minimum statutory withholding requirement or other applicable accounting pronouncements or requirements, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. If permissible under applicable law, the Company may, in its sole discretion: (i) sell or arrange for the sale, on your behalf, of shares acquired by you to meet the withholding obligation and/or (ii) withhold in shares, provided that only the amount of shares necessary to satisfy the minimum withholding amount or other applicable accounting pronouncements or requirements are withheld. The Company also reserves the right to require that you assume liability for any tax- and/or social insurance-related charges that may otherwise be due by the Company or an Affiliate with respect to the Award, if the Company determines in its sole discretion that such charges may legally be transferred to you. To the extent that liability for any such charges is transferred to you, such charges will be subject to the applicable withholding methods set forth in this Section.
(b)    Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to remove the restrictive legends from the shares of Common Stock subject to your Award.
9.    NOTICES. Any notices provided for in your Award or the 2013 Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
10.    MISCELLANEOUS.
(a)    The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)    For purposes of your personal tax planning, you may make an election under Section 83(b) of the Code within 30 days of the date of grant; however, this election by you will be in your sole discretion. We strongly advise you to consult with your personal legal, tax and financial advisors before you make such an election.
(c)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(d)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(e)    The Committee may, to the extent permitted under Section 162(m) of the Code , adjust performance goals to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, including, but not limited to, asset write-downs, litigation or claim judgments or settlements, changes in tax laws or other laws or provisions affecting reported results, any reorganization and restructuring programs, acquisitions or divestitures, and foreign exchange gains and losses.

11.    GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the 2013 Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the 2013 Plan. In the event of any conflict between the provisions of your Award and those of the 2013 Plan, the provisions of the 2013 Plan shall control. Any question concerning the interpretation of this Performance Stock Agreement, any adjustments to be made thereunder, and any controversy that may arise under this Performance Stock Agreement will be determined by the Committee in accordance with its authority under Section 5.6 of the 2013 Plan. Such decision by the Committee will be final and binding.
12.    SEVERABILITY. If all or any part of this Performance Stock Agreement or the 2013 Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Performance Stock Agreement or the 2013 Plan not declared to be unlawful or invalid. Any Section of this Performance Stock Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.    EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Performance Stock Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
14.    AMENDMENT. This Performance Stock Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Performance Stock Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Performance Stock Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Performance Stock Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

EXHIBIT A
TSR GOALS

Performance	Three-Year Relative TSR Percentile	Funding (% of Target Shares)*
Maximum	__th Percentile and above	200.0%
	__th Percentile	187.5%
	__th Percentile	175.0%
	__th Percentile	162.5%
	__th Percentile	150.0%
	__th Percentile	137.5%
	__th Percentile	125.0%
	__th Percentile	112.5%
Target	__th Percentile	100.0%
	__th Percentile	87.5%
	__th Percentile	75.0%
	__th Percentile	62.5%
Threshold	__th Percentile	50.0%
	Below __th Percentile	0.0%
__________________
* Linear interpolation between defined points

EXHIBIT B(1)

COMPARISON GROUP

S&P SmallCap 600 Financial Sector Index Constituent Companies (n=121)

Acadia Realty	Cousins Properties	Getty Realty	Navigators Group	Simmons First National
Agree Realty	CVB Financial	Glacier Bancorp	NBT Bancorp	Southside Bancshares
American Assets	Diamondrock Hospitality	Govt. Properties Income	Northfield Bancorp	Sterling Ban
American Equity Inv.	Dime Community Banc	Green Dot Corporation	Northwest Bancshares	Stewart Info. Svcs.
Amerisafe	EastGroup Properties	Greenhill & Co.	OFG Bancorp	Summit Hotel Properties
Astoria Financial	EdR	Hanmi Financial	Old National Ban	Talmer Bancorp
Bank Mutual	eHealth	HCI Group	Oritani Financial	Texas Capital Banc
Banner Corporation	Employers Holdings	Healthcare Realty	Parkway Properties	The GEO Group
BBCN Bancorp	Encore Capital Group	HFF	Penn Real Estate Inv.	Tompkins Financial
BofI Holding	Enova International	Home Bancshares	Pinnacle Financial	TrustCo Bank NY
Boston Private Financial	EPR Properties	Horace Mann Educators	Piper Jaffray	UMB Financial
Brookline Bancorp	Evercore Partners	Independent Bank	Post Properties	United Bankshares
Calamos Asset Mgmt.	EZCORP	Infinity P&C	PRA Group	United Community Banks
Capstead Mortgage	F.N.B. Corporation	Inland Real Estate	PrivateBancorp	United Fire Group, Inc
Cardinal Financial	Financial Engines	Interactive Brokers	ProAssurance	United Insurance
CareTrust REIT	First Bancorp	Investment Technology	Provident Financial Svcs.	Universal Health Realty
Cash America Intl.	First Cash Financial Svcs.	Kite Realty Group	PS Business Parks	Universal Insurance
Cedar Realty	First Commonwealth	Legacy Texas Financial	Retail Opportunity Inv.	Urstandt Biddle Properties
Central Pacific Financial	First Financial Ban	LendingTree	RLI	Virtus Investment
Chesapeake Lodging	First Financial Bank	Lexington Realty	S&T Bancorp	Walker & Dunlop
City Holding Co.	First Midwest Bancorp	LTC Properties	Sabra Health Care REIT	Westamerica Ban
Columbia Banking System	First NBC Bank	MarketAxess Holdings	Safety Insurance Group	Wilshire Bancorp
Community Bank System	Forestar Group	MB Financial	Saul Centers	Wintrust Financial
CoreSite Realty	Franklin Street Properties	Medical Properties	Selective Insurance	World Acceptance
National Penn Banc

(1) The Comparison Group presented in this form of award agreement was used for the Awards granted in March 2016. The composition of the Comparison Group may vary from year to year. The entities constituting the Comparison Group applicable to any Award will be disclosed in the Company's annual proxy statement reporting on compensation for the year for which the Award was granted.